Exhibit 10.28

Memorandum of Understanding

Martha Stewart I Proflowers Floral Partnership

This Memorandum of Understanding (“MOU”) is made by and between Proflowers, Inc. (“Proflowers”) and Martha Stewart Living Omnimedia, Inc. (“MSO”), effective as of January 15, 2003 (“Effective Date”).

Website Design, Hosting and Operation

1.	Proflowers will create, host and operate a direct-from-the-grower floral gift delivery website (‘marthasflowers.com”) for MSO. Such website will allow MSO customers to order fresh flowers, plants and other gifts utilizing the same, best-practice functionality Proflowers has developed for its direct-from-the-grower consumer floral business. Proflowers will be responsible for the design, hosting and operation of marthasflowers.com and for the sale and distribution of products and services through the website; provided, that, Proflowers’ design of marthasflowers.com shall be subject to MSO’s written final approval and consent. Proflowers shall utilize creative direction from MSO leading up to MSO’s written final approval and consent. Proflowers will provide to MSO mockups of the website design for marthasflowers.com for MSO’s written approval, which approval shall be subject to MSO’s sole good faith discretion. Attached hereto as Exhibit A are initial mockups of the website design for marthasflowers.com, which substantially represent MSO’s intended design subject to some insubstantial design modifications at MSO’s sole expense. Subject to MSO’s sole good faith discretion as to whether to approve or modify such mock-ups, MSO shall, as a general matter, provide Proflowers with written notice (including notice via facsimile copy) of approval or reasonable request for changes no more than [*] after Proflowers’ delivery of such mockups and, as set forth in paragraph 5 hereof, in the event MSO requests any changes in the website design, Proflowers shall have the right to extend the launch date for marthasflowers.com as reasonably necessary for Proflowers’ implementation of such changes. Marthasflowers.com will be designed to reinforce the MSO brand(s) and, where possible, the Proflowers brand(s) will be hidden from consumer view in the marthasflowers.com home page and primary site navigation pages, as mutually agreed upon by both parties.

2.	At the request of MSO, in addition to the direct-from-the-grower floral delivery service, Proflowers will also engage a third party organization, which engagement will be subject to MSO’s written approval at MSO’s discretion, that will [*]. In the event Proflowers engages a third party organization for floral hand-delivery services in accordance with this paragraph 2, Proflowers will include in marthasflowers.com one or more links to [*]

3.	Proflowers will provide an exclusive toll-free phone number through which MSO customers may also place orders for all products featured on

*	Material has been omitted pursuant to a request for confidential treatment.

marthasflowers.com and the third party florist delivery website described in paragraph 2 above.

4.	Proflowers will provide customer support services for marthasflowers.com via e-mail and toll-free phone. Proflowers will extend to MSO customers visiting marthasflowers.com the same support services Proflowers provides to its own customers as set forth in Proflowers’ existing customer service policies, including the Proflowers’ 7-day freshness guarantee and 100% satisfaction guarantee; provided, however, that [*]. Proflowers and MSO agree that all MSO customers visiting marthasflowers.com will be bound by Proflowers’ website terms of use which may be modified from time to time by Proflowers and a privacy policy, the form of which will be mutually agreed upon by the parties [*].

5.	Proflowers and MSO agree that the anticipated launch date for marthasflowers.com is [*]; provided, however that the anticipated date in which Proflowers will be obligated hereunder to extend its operations and quality assurance processes to products shipped through marthasflowers.com (including, but not limited to, the management of forecasting, procurement, inventory, logistics, supplier relations and quality assurance of such products) will be [*]. Proflowers will use commercially reasonable efforts to adhere to the target dates set forth in this paragraph 5; provided, however that in the event MSO requests any changes in the design of marthasflowers.com in accordance with paragraph 1 hereof on or after [*] or the parties are unable to reach agreement on certain matters that are required in this MOU to be mutually agreed upon, Proflowers will have the right to extend such target dates as reasonably necessary for the implementation of such changes by Proflowers or for the parties to reach agreement on such matters. In the event MSO does not request any changes in the design of marthasflowers.com in accordance with paragraph 1 hereof on or after [*] and the launch date for marthasflowers.com does not occur until after [*] through no fault of MSO, then MSO shall have an immediate right to terminate this MOU without liability to Proflowers.

6.	Products to be sold on marthasflowers.com will be mutually agreed upon by MSO and Proflowers in writing. Wherever possible, common vendors will be used as supply chain partners for such products. In the event a product requires a new vendor, Proflowers will place a [*] in such marthasflowers.com vendor location. MSO will be billed for the actual cost of providing and supporting such grower solution for each new vendor, including the cost of all hardware necessary therefor, which hardware shall be owned by MSO.

7.

MSO will provide product design, photography and price points for the marthasflowers.com core products. Only core products will be displayed to customers on the marthasflowers.com home page and primary site navigation pages. Customers who enter the order process or content areas will have access to links to pages displaying the wider Proflowers product line. Examples of where these links will appear are the [*]. All product pages will contain an MSO-branded

*	Material has been omitted pursuant to a request for confidential treatment.

frame to be mutually agreed upon by the parties, and MSO will receive full credit, right to payment and customer ownership consistent with the terms described in “Financial Terms” in this MOU for any orders placed for Proflowers products by a customer acquired through marthasflowers.com.

8.	MSO will have significant flexibility and absolute branding control on the marthasflowers.com home page and primary site navigation pages. However, MSO agrees that customers who enter the order process or content areas of marthasflowers.com will see the Proflowers brand name in addition to the MSO brand. MSO understands and agrees that the content and flow of the order process cannot be modified.

9.	MSO will have the option of utilizing Proflowers accessory and upgrade functionality to upsell customers with add-ons or higher value products where operationally feasible, as mutually agreed upon by the parties in writing.

10.	Marthasflowers.com customers will be subject to Proflowers shipping prices, surcharges and delivery options.

11	Proflowers will electronically track all transactions originating from marthasflowers.com (whether taken via the Internet or toll-free phone), and provide summary reports to MSO on [*] and [*] basis. Other reports will also be shared with MSO on a [*] basis as reasonably requested by MSO to make informed merchandising, operational, financial and marketing decisions. The form and content of such other reports will be mutually agreed upon by the parties prior to the marthasflowers.com launch date described in paragraph 5 hereof. Proflowers shall maintain complete and accurate records of the product sale computations and all other documents and materials relevant to this MOU and reasonably required to verify Proflowers’ satisfaction of its obligations hereunder, and shall, upon not less than [*] prior written notice from MSO, during Proflowers’ normal business hours, make such records and all documents available to MSO or its duly authorized representatives; provided, however, that any records, documents and materials made available to MSO by Proflowers shall be subject to confidentiality obligations and non-use restrictions described in paragraph 36 hereof. Proflowers shall be required to make such records and documents available to MSO not more than once per year, provided that in any given year during the term of this MOU, in the event an inspection during such year reveals material non-compliance with the terms of this MOU, MSO may make such additional inspections during the remainder of such year and may make inspections more frequently during the immediate following year as reasonably necessary for MSO to be assured of Proflowers’ compliance with this MOU.

12.	When orders are placed on marthasflowers.com, Proflowers will [*] to [*] (with [*]) and [*] the [*] and [*] to the [*]. Proflowers will [*] for [*] and [*] and MSO shall [*] Proflowers for [*] and [*].

*	Material has been omitted pursuant to a request for confidential treatment.

13.	For [*] ordered by MSO customers through marthasflowers.com, when [*] for such products is received [*], Proflowers will [*] the customer [*] and [*]. The [*] will be [*] for and [*] in advance by MSO, [*].

14.	When [*] is received [*], Proflowers will [*] to the customer [*]. The [*] will be [*] in advance by MSO, [*].

15.	This MOU will commence as of the Effective Date and will continue until September 30, 2005 (unless earlier terminated pursuant to the terms of this MOU). Thereafter, this MOU shall automatically extend for successive [*] terms unless one party notifies the other in writing at least 120 days prior to the termination of the then current term with their intention not to renew this MOU. Either party may terminate this MOU at any time (i) upon a material breach by the other party by providing written notice, detailing the material underlying reasons for the termination, and allowing the other party 45 days to cure the breach in good faith, or (ii) upon 120 days’ written notice for any reason or no reason. Upon termination or expiration of this MOU, payment obligations of a party which have accrued as of such date pursuant to this MOU but have not yet been satisfied and paragraphs 15, 16, 17, 18, 19, 20 (to the extent of MSO’s representation and warranty contained therein), 22 (to the extent of MSO’s ownership rights described therein), 35, 36, 37 and 38 shall survive.

16.

MSO acknowledges and agrees that Proflowers has developed unique and proprietary technology, which Proflowers deems as constituting a part of Proflowers’ Intellectual Property (as defined in paragraph 17 below), and certain key vendor relationships, which vendor relationships and vendor identities Proflowers deems as constituting a part of Proflowers’ trade secrets (to the extent such vendor relationships and vendor identities are protected under applicable trade secret laws) or Proflowers’ confidential information (to the extent such vendor relationships and vendor identities are protected by the confidentiality obligations in paragraph 36 hereof). Consequently and subject to any legal restrictions, MSO agrees to not use for any [*] any of Proflowers’ vendor partners during the term of this MOU and two (2) years thereafter, which vendor partners MSO had been introduced to by Proflowers or become acquainted with or learned about in any way as a result of this MOU and the arrangement contemplated hereunder, and not to induce or persuade or assist others in inducing or persuading any such vendors to reduce or discontinue doing business with Proflowers. Nothing contained in this paragraph 16 shall limit or affect, to any extent, MSO’s obligations to maintain the confidentiality of and to abide by the restrictions of use of Proflowers’ confidential information (which may include, among other things, the nature of Proflowers’ relationship with and the identity of Proflowers’ vendor partners) under paragraph 36 hereof which requires MSO to adhere to duties of confidentiality and nonuse for a period greater than the aforementioned [*] period after the termination or expiration of this MOU. For the avoidance of doubt, Proflowers and MSO agree that MSO

*	Material has been omitted pursuant to a request for confidential treatment.

shall not be prohibited from using for any [*] any vendors with whom MSO currently has a relationship or with whom MSO later develops a relationship not as a result of introductions by Proflowers nor as a result of this MOU or the arrangement contemplated hereunder.

Proflowers acknowledges and agrees that MSO has developed and designed certain unique brand names, products, packaging and signage, color schemes, and other relevant, generalized creative elements intended to instill a cohesive consumer identification and differentiation from Proflowers’ and competitors’ products, which MSO deems as constituting a part of its MSO Intellectual Property (as defined in paragraph 17 below), as well as certain key vendor relationships, which vendor relationships and vendor identities MSO deems as constituting a part of MSO’s trade secrets (to the extent such vendor relationships and vendor identities are protected under applicable trade secret laws) or MSO’s confidential information (to the extent such vendor relationships and vendor identities are protected by the confidentiality obligations contained in paragraph 36 hereof). Consequently and subject to any legal restrictions, Proflowers agrees to not use for any [*] any of MSO’s vendor partners during the term of this MOU and [*] thereafter, which vendor partners Proflowers has been introduced to by MSO or become acquainted with or learned about in any way as a result of this MOU and the arrangement contemplated hereunder, and not to induce or persuade or assist others in inducing or persuading any such vendors to reduce or discontinue doing business with MSO. Nothing contained in this paragraph 16 shall limit or affect, to any extent, Proflowers’ obligations to maintain the confidentiality of and to abide by the restrictions of use of MSO’s confidential information (which may include, among other things, the identity of vendor partners) under paragraph 36 hereof which requires Proflowers to adhere to duties of confidentiality and nonuse for a period greater than the aforementioned [*] period after the termination or expiration of this MOU. For the avoidance of doubt, Proflowers and MSO agree that Proflowers shall not be prohibited from using for any [*] any vendors with whom Proflowers currently has a relationship or with whom Proflowers later develops a relationship not as a result of introductions by MSO nor as a result of this MOU or the arrangement contemplated hereunder.

17.

Except for the MSO Intellectual Property (including any that may be incorporated in marthasflowers.com and of which MSO shall retain ownership as set forth in the last sentence of this first paragraph of this paragraph 17), MSO acknowledges and agrees that, as between Proflowers and MSO, any and all unique tools, whether in object code or source code form or any other form, and any other unique technology and any intellectual property rights therein (including, without limitation, any patent rights, copyrights, trademarks, and trade secrets) (collectively, “Proflowers Intellectual Property”) used by Proflowers solely to design, operate and host mathasflowers.com shall be exclusively owned by Proflowers and that MSO shall not have and shall not claim any rights in and to such Proflowers Intellectual Property. In addition, MSO hereby assigns to

*	Material has been omitted pursuant to a request for confidential treatment.

Proflowers all right, title and interest it may acquire by operation of law or otherwise in the same and MSO shall, at Proflowers’ reasonable request, take any action and execute any documents necessary to assist Proflowers in perfecting such assignment by MSO and Proflowers’ ownership rights. MSO will retain ownership of the MSO Intellectual Property (as defined below) and the physical hardware purchased by or on behalf of MSO, subject to removal of proprietary software, upon the termination or expiration of this MOU.

The “MSO Intellectual Property” shall mean, to the extent used in MSO’s business and provided or made accessible by MSO to Proflowers solely for the limited purposes of Proflowers’ performance of its obligations under this MOU, all proprietary and other rights in and to: (i) trademarks, including specifically, Martha Stewart), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, including all applications for registration therefor and all renewals, modifications and extensions thereof, (ii) patents, including design and utility patents, reissues, divisions, continuations-in-part, renewals and extensions thereof, in each case, including all patents therefor; (iii) works of authorship, whether copyrightable or not, copyright registrations and applications for registration of copyrights and all renewals, modifications and extensions thereof, moral rights and design rights; (iv) trade secrets; and (v) any goodwill associated with each of the foregoing.

18.	MSO will retain full ownership of the customer base and lists acquired via marthasflowers.com (which customer base and lists MSO deems as constituting a part of MSO’s trade secrets) and the MSO Intellectual Property contained therein, including the domain name for marthasflowers.com, and Proflowers will have no right to market such MSO Intellectual Property or, subject to any legal restrictions, to market to the MSO customer base or lists under Proflowers’ own brand name, during or after the termination or expiration of this MOU. MSO agrees that any and all customer data collected through marthasflowers.com will be subject to restrictions on use and disclosure as set forth in the privacy policies incorporated therein. Subject to any legal restrictions and consistent with its privacy policies, Proflowers will protect MSO’s customer data, not use the data in any way outside the scope of this MOU, and not share the data with any third party. Notwithstanding anything to the contrary, Proflowers shall not be prohibited from marketing to customers (or sharing with any third party data regarding customers) within any customer base developed by Proflowers independent of the operation and hosting of marthasflowers.com or made available to or acquired by Proflowers through means other than the operation and hosting of marthasflowers.com, even if such customer base contains customers that are or were customers of MSO through marthasflowers.com. Within [*] of the termination or expiration of this MOU, Proflowers will deliver all marthasflowers.com customer information to MSO in a mutually agreed upon format.

*	Material has been omitted pursuant to a request for confidential treatment.

19.	During the term of this MOU, and for a period of [*] following the termination or expiration thereof, MSO shall not (a) solicit, call on, induce, or persuade or attempt to solicit, call on, induce, or persuade any employee of Proflowers to leave Proflowers or reduce or stop performing services for Proflowers for any reason or (b) hire or retain or assist others in hiring or retaining any individuals or entities who are employees of Proflowers and/or who were employed by Proflowers during the [*] period prior to such hiring or retaining. Nothing contained in the paragraph 19 shall prevent MSO from continuing any of its ordinary course hiring practices that are not directly targeted at employees of Proflowers. During the term of this MOU, and for a period of [*] following the termination or expiration thereof, Proflowers shall not (a) solicit, call on, induce, or persuade or attempt to solicit, call on, induce, or persuade any MSO employee to leave MSO or reduce or stop performing services for MSO for any reason or (b) hire or retain or assist others in hiring or retaining any individuals or entities who are MSO employees and/or who were employed by MSO during the [*] period prior to such hiring or retaining. Nothing contained in the paragraph 19 shall prevent Proflowers from continuing any of its ordinary course hiring practices that are not directly targeted at employees of MSO.

20.	MSO hereby grants Proflowers any and all necessary rights to use the mutually agreed upon MSO Intellectual Property solely in the design, hosting and operation of marthasflowers.com during the term hereof in accordance with this MOU, including, without limitation the right to reproduce, distribute, publicly perform, publicly display and digitally perform any such MSO Intellectual Property. MSO represents and warrants to Proflowers that it has all the rights necessary to grant Proflowers such rights and will indemnify Proflowers for any liability, losses and damages incurred by Proflowers as a result of any third party claims brought against Proflowers based on the breach by MSO of such representation and/or warranty.

21.	MSO recognizes that the co-brand environment [*]. Proflowers estimates that it will be able to provide MSO with a private label website [*]. In addition, if Proflowers shall have developed [*] during the term of this MOU, MSO shall have the option to acquire a non-exclusive license to use such technology at Proflowers’ then prevailing license fees and license terms and conditions; provided, however, that in the event Proflowers has not previously licensed [*] to any third party at the time MSO exercises such option, Proflowers and MSO shall negotiate in good faith the license fees and the license terms and conditions for such license.

22.	MSO will maintain registration of the domain name “marthasflowers.com” for marthasflowers.com at MSO’s sole cost and expense. MSO shall own all right, title and interest in and to such domain name and all intellectual property rights related thereto.

Financial Terms

*	Material has been omitted pursuant to a request for confidential treatment.

23.	MSO shall be solely responsible for all costs and expenses for the development, web design and hardware to accomplish the above referenced tasks to be undertaken by Proflowers. MSO will be billed [*]. Given the scope envisioned by the parties, total [*] are not expected to exceed [*], [*], prior to the launch date; provided, however, that such [*] in fees is only Proflowers’ good faith estimate as of the Effective Date and shall be subject to adjustment as the design and implementation process for marthasflowers.com progresses. Notwithstanding anything to the contrary, MSO shall have the right to terminate this MOU if the total [*], other than features requested by MSO that are not currently being offered on proflowers.com, exceed [*].

24.	Fees for [*], new MSO-specific features and functionality, modifications to marthasflowers.com site branding and design, and any [*] will be mutually agreed upon by the parties and billed to MSO as incurred based on actual invoices and internal cost allocation. [*] fees are not expected to exceed [*] in any [*] period as long as the parties continue to operate in a co-branded environment; provided, however, that such amount is only Proflowers’ good faith estimate as of the Effective Date and shall be subject to adjustment as the design and implementation process for and the operation of marthasflowers.com progresses. Attached hereto as Schedule 24 hereto is a list of Proflowers’ expected nominal [*] fees.

25.	Proflowers and MSO will accept joint responsibility and ownership for managing the budget for the maintenance and operation of the marthasflowers.com. MSO will have the right to expand the scope of the project by requesting additional features, functionality and/or [*] provided that both parties are able to come to an agreement upon the terms and conditions of such expansion. Proflowers will provide MSO with the benefits and privileges associated with Proflowers’ best practices, including its [*] (as described in the attached Schedule 25(a) hereto) and [*] leading to significant “upselling” opportunities.

26.	Proflowers internal IT and web development resources will be billed at [*]. Prior to the launch date, invoices for amounts due pursuant to paragraph 23 hereof will be issued from Proflowers to MSO on a [*] basis and will be paid [*]. The invoices will include an [*]. After the launch date, invoices for amounts due pursuant to paragraph 24 will be reconciled by deducting the entire amount from the total remitted to MSO [*] as described in paragraph 27.

27.	For all transactions on marthasflowers.com, Proflowers will serve as the merchant of record acting as principal in the transaction. Proflowers will collect revenue from consumers via credit card on the date that the order is shipped. By the [*], Proflowers will remit the sum total of the consumer revenue collected during the previous month to MSO after deducting the following:

*	Material has been omitted pursuant to a request for confidential treatment.

[*]

28.	If Proflowers achieves cost savings such that expenses incurred in any of the above categories fall below the applicable target level set forth above, Proflowers will receive [*] of the cost reduction as [*] to be deducted from the total remitted to MSO.

29.	If the total number of Customer Service contacts in any [*] exceed [*] the total number of orders received in the same [*] (“Contact Threshold”), Proflowers will receive [*] contact that exceeds such Contact Threshold. This amount will be deducted from the total remitted to MSO in the [*] immediately following the [*]. In addition, if in a given [*], if the total number of Customer Service contacts is less than the Contact Threshold for such [*], the number by which such Customer Service contacts falls short of the Contact Threshold for that [*] may be used during the subsequent [*] in which the total Customer Service contacts for such quarter exceeds its Contact Threshold to offset the calculation of payments owed by MSO to Proflowers under this paragraph 29 for such subsequent quarter. A “Customer Service contact” is defined as an inbound phone call or e-mail received by Proflowers on the designated MSO toll-free number(s) or e-mail address(es), regardless of the content or reason for the contact. For the avoidance of doubt, MSO customer interaction with the marthasflowers.com website, including using the website to place or track an order, shall not in and of itself qualify as a “Customer Service contact” as defined in the preceding sentence. For informational purposes only, the parties understand that the threshold of [*] represents a cushion of greater than [*] more contacts than Proflowers currently experiences in its own business, and recognizes that, at least initially, MSO is likely to experience a higher rate of customer contacts than Proflowers.

30.	If the total number of orders placed during the period (i) beginning on the launch date and ending on [*], or (ii) beginning on [*] and ending on [*], does not exceed [*] orders in either such period, Proflowers will receive [*] at the end of the applicable measuring period. This amount will be deducted from the total remitted to MSO at the end of the applicable measuring period. If the MOU is terminated: (i) by MSO upon 120 days’ written notice pursuant to paragraph 15 or (ii) by Proflowers due to an uncured material breach by MSO, then the minimum number of orders in the measuring period shall be proportionally reduced and payment, if any is due, shall be paid to Proflowers based on any shortfall below the pro rata amount of minimum number of orders in the measuring period.

31.	For all transactions on the [*] (if implemented by Proflowers at MS’s request and in MS’s sole discretion as set forth in paragraph 2 hereof), the third party will serve as the merchant of record acting as principal in the transaction. Proflowers will collect [*] from its [*] costs, and remit the remaining amount to MSO according to the same [*] schedule.

*	Material has been omitted pursuant to a request for confidential treatment.

32.	If Proflowers total [*] volume enables the parties to negotiate an order generation fee greater than [*], Proflowers will split the additional fee [*] with MSO.

33.	[*] relating to [*] will count towards the minimum totals in the above sections.

Operating Metrics

34.	Proflowers strives to achieve certain operating metrics in the course of its business. In its arrangement with MSO, Proflowers will treat marthasflowers.com customers according to the same standards and will therefore use commercially reasonable efforts to strive to achieve the same operating metrics for marthasflowers.com customers. To that end, Proflowers shall furnish MSO at the end of each quarter with a quarterly written report setting forth whether Proflowers achieved each of the operating metrics set forth below during such quarter.

Proflowers objectives for Fiscal 2003 include:

[*]

• Top ranked flower provider by customers (as measured by bizrate.com)

35.	For the term of this MOU, Proflowers shall design, host and operate marthasflowers.com as set forth herein in a professional and workmanlike manner. EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, WITH RESPECT TO ITS PERFORMANCE UNDER THIS MOU, PROFLOWERS HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. PROFLOWERS SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF USE, COST OF SUBSTITUTE PRODUCTS OR EQUIPMENT OR DOWNTIME COSTS, WHETHER ANY SUCH CLAIM FOR THE SAME IS BASED IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

General

36.

For the term of this MOU [*], each party shall keep confidential and shall not disclose to any third party, and except for purposes of this MOU, shall not use, directly or indirectly, any Confidential Information (as defined herein) of the other party. “Confidential Information” of a party (“Disclosing Party”) shall mean information owned, developed or possessed by such Disclosing Party either before, on or after the effective date hereof, that is disclosed in any form at any time by such Disclosing Party to the other party (“Receiving Party”) and that the Receiving Party knows or has reason to know (either because such information is marked or otherwise identified by the Disclosing Party orally or in writing as

*	Material has been omitted pursuant to a request for confidential treatment.

confidential or proprietary, has commercial value, or because it is not generally known in the relevant trade or industry) is confidential information of the Disclosing Party and shall include, without limitation, (a) the current, future and proposed products or services of the Disclosing Party, its subsidiaries or affiliates, as well as financial, technical, research, operational, sales and marketing information related thereto; (b) know-how, ideas, inventions (whether patentable or not), and works of authorship; (c) computer programs and code and software design and architecture; (d) business plans, business forecasts, strategies, budgets, prices and costs, financial statements, research, sales and distribution arrangements, and the identity of partners, suppliers and customers; (e) the existence of any business discussions, negotiations or agreements between the parties (other than this MOU) and (f) any information regarding the skills and compensation of employees, contractors or other agents of the Disclosing Party or its subsidiaries or affiliates. The Receiving Party shall take any and all lawful measures to prevent the unauthorized use and disclosure of any Confidential Information of the Disclosing Party, and to prevent unauthorized persons or entities from obtaining or using such Confidential Information. Notwithstanding anything to the contrary in the foregoing, the Receiving Party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of any Confidential Information of the Disclosing Party. The Receiving Party may disclose such Confidential information of the Disclosing Party to its affiliates, officers, employees, contractors and agents only on a need to know basis to the extent necessary to enable such parties to perform their obligations hereunder; provided, that such affiliates, officers, employees, contractors and agents are bound by confidentiality and non-use obligations similar to the ones contained herein. Notwithstanding the foregoing, the confidentiality and non-use obligations contained in this paragraph 36 shall not apply to knowledge, information, documents or materials which the Receiving Party can establish conclusively: (A) have entered the public domain without such party’s breach of any obligation owed to the Disclosing Party; (B) was known to the Receiving Party prior to the Disclosing Party’s disclosure of such information to such Receiving Party; (C) are permitted to be disclosed by the prior written consent of the Disclosing Party; (D) have become known to the Receiving Party from a source other than the Disclosing Party other than by breach of an obligation of confidentiality owed to the Disclosing Party; (E) are independently developed by the Receiving Party without breach of this MOU; or (F) are required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to minimize the degree of such disclosure and provides the Disclosing Party with the opportunity to do the same.

37.

This MOU constitutes the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous verbal or written agreements or understandings of any kind. No provision herein may be modified or waived without the written consent of both parties. This MOU shall be construed as having been entered in the State of New York, and will be construed, interpreted and enforced in accordance with the laws of that state applicable to agreements wholly made and to be performed there, excluding its conflict of laws rules. The non-prevailing party in any such dispute shall pay to the prevailing party all costs and fees (including without limitation, attorneys and accountant fees) incurred by the prevailing party as a result of any dispute relating to or arising from this MOU. All the terms of this MOU shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. If any provision of this MOU is found by a court of competent jurisdiction to be unenforceable, for purposes of such jurisdiction, that provision shall be severed and the remainder of this MOU shall continue in full force and effect.

38.	Each party hereby represents and warrants to the other party that it has all the right and power necessary to enter into this MOU and perform its obligations hereunder. The parties hereto acknowledge and agree that they are independent contractors and nothing in this MOU shall create between the parties a partnership, joint venture or principal-agent relationship.

39.	Each party further agrees that, without the other party’s prior written consent (which consent shall not to be unreasonably withheld or delayed), it shall not refer to the other party or attribute any information to the other party in any third party communication for any purpose, including without limitation communications in the form of press releases, promotional materials, content on web sites, and conversations with analysts; provided, however, that any reference to such other party required to be made in compliance with any applicable laws shall not require such prior written consent; and provided, further, that nothing contained herein shall prohibit or restrict in any way a party from communicating the existence of the relationship of the parties hereto arising from this MOU or the terms and conditions of this MOU to any current or potential investor or acquiror, or lender of such parties in connection with its financing efforts.

40.	AlI notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

All notices hereunder to MSO shall be remitted to:

*	Material has been omitted pursuant to a request for confidential treatment.

Martha Stewart Living Omnimedia, Inc.

Attn: General Counsel

11 W. 42nd Street, 23rd Floor

New York, NY 10036

Fax: (212) 827-8188

All notices hereunder to Proflowers shall be remitted to:

Proflowers

Attn: Mark Sottosanti

5005 Wateridge Vista Drive

Suite 200

San Diego, CA 92121

Fax: (858) 638-4724

Martha Stewart Living Omnimedia, Inc.		Proflowers, Inc.

By:	/s/ John P. Murphy	By:	/s/ Mark Sottosanti
	John Murphy		Mark Sottosanti
	SVP & General Manager, Martha’s Flowers		Vice President, Planning & Logistics

Date:	1/15/03	Date:	1/15/03

Marthasflowers.com

[*]

Maintenance Fee: [*]

[*] Maintenance Fee Includes:

[*]

Additional Fees:

[*]

Proflowers and Marthasflowers will follow the scheduled fees above for the [*] and have agreed to review maintenance costs again after [*]. MSO has opted to pay Marthasflowers maintenance fees on a [*] basis. Proflowers will bill MSO [*] for the Maintenance fees.

Proflowers reserves the right to increase all Maintenance Fees, including the [*] Maintenance Fee, a maximum of [*] per [*].

AGREED:	DATE: March 21, 2003

MARTHASFLOWERS	PROFLOWERS

*	Material has been omitted pursuant to a request for confidential treatment.